October 11, 2006

Contact:

Kelly Polonus, Great Southern Bank, (417) 895-5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Announces
Notice of Redemption of Great Southern Capital Trust I
Trust Preferred Securities

Springfield, Mo. - Great Southern Bancorp, Inc. (NASDAQ Global Select: GSBC) today announced that Great Southern Capital Trust I will redeem all of its 9.0% Cumulative Trust Preferred Securities (NASDAQ Global Select: GSBCP, CUSIP: 39121B 20 6) on November 21, 2006, at a redemption price per security equal to the $10.00 liquidation amount per security plus any accrued and unpaid distributions to the redemption date. Distributions will cease to accrue on the trust preferred securities effective on the redemption date. In accordance with the amended and restated trust agreement governing the trust preferred securities, November 6, 2006 has been established as the record date for determining holders entitled to receive the redemption price. In March 2001, Great Southern Capital Trust I issued $17.25 million aggregate liquidation amount of 9.0% Cumulative Trust Preferred Securities.

Wilmington Trust Company, as property trustee, will notify holders of the trust preferred securities of the redemption.

The redemption of the trust preferred securities is a result of the concurrent redemption that will be made by Great Southern Bancorp of its 9.0% Subordinated Debentures due 2031, all of which are held by Great Southern Capital Trust I.

As a result of the redemption, Great Southern Bancorp expects to incur approximately $510,000 (after tax) of expense in the fourth quarter of 2006, reflecting the one-time write-off of unamortized issuance costs. Great Southern Bancorp expects to fund the redemption through the issuance of additional trust preferred securities.

With total assets of $2.2 billion, Great Southern offers banking, investments, insurance and travel services. Headquartered in Springfield, Mo., Great Southern operates 37 retail banking branches and 170 ATMs in Missouri. The company also serves lending needs through loan production offices in Overland Park, Kan., Rogers, Ark., Columbia, Mo., and St. Louis.

www.greatsouthernbank.com

When used in this press release the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in Great Southern Bancorp's ("Company") market area, changes in policies by regulatory agencies, fluctuations in interest rates, conditions in securities markets, the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, the Company's ability to access cost-effective funding, demand for loans and deposits in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.